Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of M.D.C. Holdings, Inc. (the “Company”) for the registration of $1,000,000,000 in common stock, preferred stock and debt securities, and to the incorporation by reference therein of our reports dated February 5, 2008, with respect to the consolidated financial statements of M.D.C. Holdings, Inc., and the effectiveness of internal control over financial reporting of M.D.C. Holdings, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Denver, Colorado
October 29, 2008